Exhibit 99.1

Contact:	Mark Tripp
Easton-Bell Sports, Inc.
(818) 781-1587
FOR IMMEDIATE RELEASE
EASTON-BELL SPORTS, INC. REPORTS
2007 FIRST QUARTER FINANCIAL RESULTS AND ANNOUNCES EARNINGS CALL
Easton-Bell Sports Reports a 4.9% Pro Forma Growth Rate In Net Sales For First Quarter 2007
Van Nuys, CA — May 18, 2007 — Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories, will discuss its financial results for the fiscal quarter ended March 31, 2007 on a conference call to be held on Tuesday, May 22, 2007, beginning at 3:00 p.m. Eastern Daylight Time.
Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=1557629. In addition, interested parties may listen directly to the call by dialing 1-800-561-2731 (within the United States and Canada) or 617-614-3528 (outside the United States and Canada). The pass code for the call is 69090183. A replay of the call will be available on May 23 through
June 5, 2007 by dialing 1-888-286-8010 (within the United States and Canada) or 617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 44790980.
Results for the Fiscal Quarter Ended March 31, 2007
The Company’s net sales of $174.6 million for the fiscal quarter ended March 31, 2007, increased $63.5 million, or 57.1%, as compared to $111.2 million for the fiscal quarter ended April 1, 2006. This increase primarily relates to the inclusion of a full quarter of Easton’s business during the 2007 period as compared to the 2006 period, which only included such business for 15 days. During the first fiscal quarter of 2007 an additional $55.7 million in net sales was attributable to the Easton acquisition with $49.2 million in Team Sports and $6.5 million in Action Sports. Pro forma net sales, giving effect as if Easton had been included in the entire first quarter of 2006, increased 4.9% or $8.1 million to $174.6 million for the first quarter ended March 31, 2007 from $166.5 million in the first quarter 2006.
For the first fiscal quarter of 2007, gross profit was $58.5 million or 33.5% of net sales as compared to $36.9 million, or 33.2% of net sales for the first fiscal quarter of 2006.
The Company’s net income for first quarter 2007 was $1.3 million compared to a $(7.7) million net loss for first quarter 2006. The increase is primarily attributable to the inclusion of Easton for the full quarter in 2007 and the elimination of certain management expenses of approximately $8.3 million in the first quarter of 2006 that did not recur in 2007. Adjusted EBITDA for first quarter 2007 was $20.6 million as reported to the Company’s lenders pursuant to the terms of its senior secured credit facility. A reconciliation of net income to first quarter 2007 Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.
Balance Sheet Items
Total debt of $498.7 million less cash of $6.6 million, totaled $492.1 million as of March 31, 2007, an increase of $25.8 million over such amount at December 30, 2006 due to fluctuations in the revolver from seasonal increases in accounts receivable and inventory. In the first fiscal quarter of 2006, the Company entered into a new senior secured credit facility that provided for a $335.0 million term loan facility, a U.S. $70.0 million U.S. revolving credit facility and a Cdn $12.0 million Canadian revolving credit facility. Working capital as of March 31, 2007 was $230.3 million versus $225.0 million as of December 30, 2006.

About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has 31 facilities worldwide. More information is available at www.eastonbellsports.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations ; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls, and (xx) other risks outlined under “Risk Factors” in the Company’s 2007 First Quarter Report on Form 10-Q.
These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	March 31,	December 30,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,580	$9,899
Accounts receivable, net	197,272	182,234
Inventories, net	140,235	134,847
Prepaid expenses	9,187	10,449
Deferred taxes	10,224	10,224
Other current assets	1,291	1,611

Total current assets	364,789	349,264
Property, plant and equipment, net	36,082	34,198
Deferred financing fees, net	18,166	19,271
Intangible assets, net	327,280	330,445
Goodwill	205,149	207,327
Other assets	7,934	7,555

Total assets	$959,400	$948,060

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,350	$3,350
Revolving credit facility	26,800	3,500
Current portion of capital lease obligations	38	36
Accounts payable	50,972	56,950
Accrued expenses	53,347	60,405

Total current liabilities	134,507	124,241
Long-term debt, less current portion	468,300	469,138
Capital lease obligations, less current portion	163	174
Deferred taxes	23,715	23,681
Other non-current liabilities	12,347	12,664

Total liabilities	639,032	629,898
Stockholder’s Equity:
Common stock; $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at March 31, 2007 and December 30, 2006	—	—
Additional paid-in capital	335,127	334,432
Accumulated deficit	(15,230)	(16,509)
Accumulated other comprehensive income	471	239

Total stockholder’s equity	320,368	318,162

Total liabilities and stockholder’s equity	$959,400	$948,060

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended March 31, 2007.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	March 31,	April 1,
	2007	2006
Net sales	$174,634	$111,172
Cost of sales	116,121	74,307

Gross profit	58,513	36,865
Selling, general and administrative expenses	42,226	27,241
Management expenses	—	8,250
Restructuring and other infrequent expenses	49	275
Amortization of intangibles	3,165	2,341

Income (loss) from operations	13,073	(1,242)
Interest expense, net	10,906	11,481
Other expense	—	56

Income (loss) before income taxes	2,167	(12,779)
Income tax expense (benefit)	888	(5,035)

Net income (loss)	1,279	(7,744)
Other comprehensive income (loss):
Foreign currency translation adjustment	232	(185)

Comprehensive income (loss)	$1,511	$(7,929)

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended March 31, 2007.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for fiscal quarter ended March 31, 2007. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, an acceleration in the repayment of amounts outstanding under our senior secured credit facility, and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.
The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, is set forth below (amounts in thousands).

Net income for first quarter 2007	$1,279

Interest expense, net	10,906
Provision for taxes based on income	888
Depreciation expense	2,444
Amortization expense	3,165

EBITDA for first quarter 2007	18,682

Allowable adjustments under the Company’s senior secured credit facility(1)	1,221
Non-cash compensation charges	695
Restructuring charges	49

Adjusted EBITDA for first quarter 2007	$20,647

(1)	Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company’s senior secured credit facility. Such amount represents (i) expenses paid in connection with reorganization initiatives and (ii) fees paid to independent consultants in connection with Sarbanes-Oxley requirements.
We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.
Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs; (iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only supplementally.